Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Declares Annual Cash Dividend; Announces New Share Repurchase Program

PORTLAND, Ore. — November 9, 2009 — The Board of Directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today declared an annual cash dividend of $0.80 per share, payable December 4, 2009, to shareholders of record on November 20, 2009. The annual cash dividend of $0.80 per share represents a 7% increase over last year’s dividend of $0.75 per share.

StanCorp also announced that its Board of Directors has authorized a new share repurchase program of up to 2 million shares of StanCorp common stock.

“StanCorp is a strong and stable company that has protected and grown its capital base while navigating through a difficult economy,” said Greg Ness, president and chief executive officer. “Given our solid operations and continued financial strength, we are pleased to be able to provide additional returns to shareholders by increasing the dividend and maintaining an active repurchase program. At StanCorp, returning value to shareholders remains a top priority.”

Share repurchases under the new repurchase program will be made in the open market or in negotiated transactions through December 31, 2011. The new repurchase program will take effect upon the earliest of completion or the expiration of the existing repurchase program, which had approximately 0.9 million shares remaining at September 30, 2009, and expires December 31, 2009.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.2 million customers nationwide as of September 30, 2009, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2008 annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jeff.hallin@standard.com

General Media and Public Affairs

Bob Speltz

(971) 321-3162

E-mail: bob.speltz@standard.com